EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-163856-01 and 333-163856 of First National Master Note Trust and First National Funding LLC on Form S-3 of our reports dated March 26, 2012, relating to Management’s Report on Assessment of Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB for First National Bank of Omaha, appearing in the Annual Report on Form 10-K of First National Master Note Trust and First National Funding, LLC for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

March 26, 2012